SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to section 13 or 15(d) of
                       The Securities Exchange Act of 1934




                        Date of Report: February 21, 2001
                        (Date of earliest event reported)

                               Markel Corporation
             (Exact name of registrant as specified in its charter)


           Virginia                    001-15811             54-1959284
  (State or other jurisdiction       (Commission         (I.R.S. Employer
of incorporation or organization)    File Number)        Identification No.)

                             4521 Highwoods Parkway
                         Glen Allen, Virginia 23060-6148
                                 (804) 747-0136
   (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)



         (Former name or former address, if changed since last report.)

ITEM 5.  OTHER EVENTS


         On February 21, 2001, Markel Corporation, a Virginia corporation ("Markel") entered into an Underwriting Agreement and the Pricing Agreement constituting a part thereof, each dated February 21, 2001 (together, the "Underwriting Agreement"), among the Company, the selling shareholders named therein (the "Selling Shareholders") and Goldman, Sachs & Co., Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representatives of the several underwriters (the "Underwriters") named in Annex I thereto. The Underwriting Agreement provided for the sale by Markel of 1,078,940 of its common shares, no par value ("Common Shares") and for the sale of 321,060 Common Shares by the Selling Shareholders. Markel also granted the Underwriters an option to acquire 210,000 additional Common Shares which the Underwriters exercised in full. The Common Shares were registered by Markel as part of a Registration Statement relating to $421 million of various securities on Form S-3 under the Securities Act of 1933, as amended (the "Act"). The Registration Statement (File No. 333-52544), was declared effective on January 24, 2001. On February 23, 2001, Markel filed with the Securities and Exchange Commission, pursuant to Rule 424(b)(5) under the Act, its Prospectus, dated January 24, 2001 and Prospectus Supplement, dated February 21, 2001, pertaining to the offering and sale of Common Shares pursuant to the Underwriting Agreement.

         Net proceeds, before expenses, received by the Company were approximately $198.4 million. With the new issue, Markel has approximately 8.6 million Common Shares outstanding. A copy of the Underwriting Agreement is filed herewith as Exhibit 1.1 to this Form 8-K.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits

1.1 Underwriting Agreement and Pricing Agreement constituting a part thereof, each dated February 21, 2001 among Markel Corporation, the selling shareholders named therein and Goldman, Sachs & Co., Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representatives of the several underwriters named in Annex I thereto.

                                SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      MARKEL CORPORATION



Date: March 1, 2001                 By: /s/ Darrell D. Martin
                                       -------------------------------------
                                    Name:  Darrell D. Martin
                                    Title: Executive Vice President and
                                           Chief Financial Officer